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                                                               EXHIBIT 99.3

                             ARTICLES OF ASSOCIATION

                                       OF

                      ZHEJIANG ASIAINFO TELECOMMUNICATION

                               TECHNOLOGY CO. LTD.

                                   CHAPTER ONE

                               GENERAL PROVISIONS


Article 1

In accordance with the Law of the People's Republic of China on Wholly Foreign Owned Enterprises and other relevant regulations, AsiaInfo Holdings Inc. decides to establish with its sole capital in Hangzhou, Zhejiang Province, AsiaInfo Telecommunication Technology Co. Ltd.
(the "Company").

Article 2

The name of the Company shall be [        ] in Chinese.

The English name of the Company shall be AsiaInfo Telecommunication Technology Co. Ltd.

Registered address:        Yao Jiang International Building, No 100, Mo Gan
                           Shan Road, Hangzhou, Zhejiang Province.

Postcode:                  310006

Legal Representative:      Tian Suning [changed to Gong Hongjia]

         Position:         Board Chairman

         Nationality:      Chinese

Article 3

The background of the Investor shall be as follows:

The name of the Investor is [          ] in Chinese.

The English name of the Investor is AsiaInfo Holdings Inc.

Country of Registration:            U.S.A.

Registered address:         [          ] in Chinese.

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Address in English:        5201 Great America Parkway Suite 429, Santa Clara, CA
                           95054, U.S.A.

Legal Representative:      Louis Lau

         Position:         Board Chairman

         Nationality:      American


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Article 4

The Company shall be a limited liability company.

Article 5

The Company shall be a Chinese legal person, to be governed and protected by the Chinese laws. All activities of the Company shall be subject to the laws, decrees and relevant regulations of the Chinese government.


                                  CHAPTER TWO

                           PURPOSE AND BUSINESS SCOPE

Article 6

The purpose of the Company shall be, with the sincere wish to strengthen economic co-operation and develop high-tech communication products, to introduce into China and absorb the foreign advanced science and technology, to display fully the Company's advantage in its scientific exploration and scientific management, to be devoted to the research and development of communication products and system software, as to make contribution to the development of the communication trade.

Article 7

The business scope of the Company shall be the development and sales of telecommunication computer software and hardware products, and provision of relevant technical services.

Article 8

The operating revenues of the Company shall be ten million US dollars (US$10,000,000).


                                 CHAPTER THREE

                     TOTAL INVESTMENT AND REGISTERED CAPITAL

Article 9

The total investment of the Company shall be three million US dollars (US$3,000,000) and the registered capital of the Company shall be two million and one hundred thousand US dollars (US$2,100,000).

Article 10

The registered capital shall be one hundred sixty thousand US dollars (US$160,000) in cash and the original registered capital five hundred thousand US dollars (US$500,000) as acquired by Asiainfo Holdings Inc., with an aggregated amount of the two being two million and one hundred thousand US dollars (US$2,100,000). The newly increased registered capital one

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hundred sixty thousand US dollars (US$160,000) in cash shall be injected into the Company within six (6) months of the issue of the business licence, of which sixty thousand US dollars (US$60,000) shall be contributed within three (3) months and one hundred US dollars (US$100,000) shall be contributed within six
(6) months.

Article 11

Any increase and transfer of the registered capital of the Company shall be subject to, upon consent of Asiainfo Holdings Inc., approval by the original examination and approval authority and registration procedures for the change shall then be carried out at the original registration authority. During its business term as a wholly foreign funded enterprise the Company shall not reduce its registered capital.

                                  CHAPTER FOUR

                               BOARD OF DIRECTORS

Article 12

The Company shall have a Board of Directors which shall be the highest authority of the Company.

Article 13

The Board of Directors shall decide all the major issues of the Company, with its duties and authorities mainly as follows:

1.   to decide and approve the important reports proposed by the General
     Manager;

2. to approve the annual financial statements, income and expenditure budget, annual profit distribution plan;

3.   to adopt the important rules and regulations of the Company;

4.   to decide to establish branch institutions;

5.   to amend the Articles of Association of the Company;

6. to discuss and decide the winding-up and termination of the Company, or its merger with another economic organisation;

7. to engage the General Manager, Chief Engineer, Chief Accountant and other senior staff;

8. to be responsible for the liquidation issues of the Company when it is terminated or expired;

9.   other major issues to be decided by the Board of Directors.


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Article 14

The Board of Directors shall consist of seven (7) directors for a term of four
(4) years (see Appendix 1 for the name list of the directors of the first
Board).

Article 15

The Board of Directors shall have one (1) Chairman and one (1) Vice-Chairman who shall be appointed by the Investor. The Chairman shall be the legal representative of the Company. The Chairman and Vice-Chairman shall serve a term of four (4) years.

Article 16

When directors are to be appointed or replaced, the Board of Directors shall be given three (3) months prior written notice.

Article 17

The Board of Directors shall convene twice every half a year. Upon the request of one third (1/3) or more directors, an interim meeting of the Board may be convened.

Article 18

The Board of Directors shall convene in principle at the address of the Company.

Article 19

Meetings of the Board of Directors shall be convened and presided over by the Chairman, or the Vice-Chairman authorised by the Chairman when the Chairman is unable to do so.

Article 20

The Chairman shall notify each director in writing of the agenda, time and place of the Board meeting to be convened thirty (30) days prior to such meeting.

Article 21

Where the director is unable to attend the Board meeting for whatever reason, he may authorise in writing a proxy to attend such meeting for him; where the director does not attend the meeting in person nor authorises a proxy to attend such meeting on his behalf, he shall be deemed to have waived his right to attend the meeting.

Article 22

Each Board meeting requires a quorum of two-thirds (2/3) of all the directors, and no resolution passed at any Board meeting shall be valid when such a quorum of two-thirds (2/3) is not present at the meeting.


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Article 23

Each Board meeting shall have a detailed written board minute which shall be signed by all the directors at the meeting or by the proxy when a director is represented by such proxy. The board minute shall be in Chinese and shall be kept by the Company for filing.

Article 24

Where the Board meeting is to pass resolution on issues of a general nature, such resolution requires a two-thirds (2/3) affirmative votes of all the directors at the meeting, and for issues of the followings a unanimous affirmative votes of all the directors at the meeting are required:

1.   amendment to the Articles of Association of the Company;

2.   increase and transfer of the registered capital of the Company;

3.   merger of the Company with another economic organisation;

4.   termination or dissolution of the Company; and

5. other issues deemed by the Board as to be passed by a unanimous affirmative votes of all the directors at the meeting.


                                 CHAPTER FIVE

                            MANAGEMENT ORGANISATION

Article 25

The Company shall adopt the system of General Manager assuming responsibilities. The Company shall have one (1) General Manager and six (6) Deputy General Managers, who shall be engaged by the Board of Directors for a term of office for four (4) years.

Article 26

The General Manager shall be responsible for the daily business operations of the Company, represent the Company in dealings with other enterprises and appoint and dismiss personnel in charge of various departments and other subordinates within the Company.

Article 27

The General Manager shall have the duties as follows:

1. to carry out the Articles of Association of the Company and the resolutions adopted by the Board of Directors;

2. within the authority granted by the Investor, to deal with other enterprises in various issues of business and be responsible for any and all issues of administration and business within the Company;


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3.   to submit work report to the Investor;

4.   to convene and preside over General Manager Business Meeting;

5. to formulate and adopt the main rules and regulations of the Company and amendments thereto;

6.   to decide to establish branch institutions;

7. to examine and decide the sales price of the Company's products on the domestic and international markets; and

8. to make final administrative decision on issues of rewards and penalty for staff of the Company.

Article 28

The General Manager and Deputy General Managers shall not concurrently take up the positions of General Manager or Deputy General Manager in other economic organisations, and shall not undertake any activities other economic organisations which are commercially competitive to the Joint Venture Company's interests.

Article 29

If the General Manager, Deputy General Managers and other senior staff wish to resign his position, he shall give to the Board the prior written notice.


                                  CHAPTER SIX

                               FINANCIAL ISSUES

Article 30

The Company shall establish its accounting items within China, keep separate accounts, submit accounting statements according to relevant regulations and be subject to the supervision of the relevant financial and taxation departments.

Article 31

The Company shall adopt the calendar year for its accounting year, which shall commence from 1 January and continue to end on 31 December.

Article 32

The Company shall adopt Renminbi as its book-keeping currency and all accounts, vouchers and statements shall be written in Chinese.


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Article 33

The Company shall open its Renminbi and foreign exchange bank accounts in relevant banks in China and shall be subject to the regulations of foreign exchange control in China.

Article 34

The Company shall pay various taxes and fees in accordance with the relevant tax laws of China. The staff of the Company shall pay individual income tax and adjustment taxes in accordance with the laws.

Article 35

The Company shall be subject to the audit of relevant departments in its financial issues, and the annual final financial statements and profit distribution plan of the Company shall be examined and verified by the account registered in China.


                                 CHAPTER SEVEN

                              PROFIT DISTRIBUTION

Article 36

The Company shall allocate from its profit after payment of income tax for the Reserve Fund, Enterprise Development Fund and Staff Bonus and Welfare Fund.

Article 37

The Company shall distribute profit once each year. The profit distribution plan and amount of profit distributable shall be made public within three (3) months after each accounting year.

Article 38

The Company shall not distribute profit of the current accounting year in case the Company has not yet made up the losses in the preceding accounting year. Any undistributed profit of the preceding accounting year may be combined into the profit of the current accounting year for distribution.


                                 CHAPTER EIGHT

                                     STAFF

Article 39

The Company shall employ Chinese and overseas staff according to its requirement, enter with them into labour contract in accordance with the laws to specify matters relating to the employment, dismissal, remuneration, welfare, labour protection, insurance, etc and file such contract with the local labour administration department.


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Article 40

The standard of wage and welfare treatment for staff of the Company shall be decided by the General Manager in view of the business operation status of the Company and in accordance with the relevant provisions of the Chinese government.


                                 CHAPTER NINE

                                 WORKERS UNION

Article 41

The staff of the Company may establish workers union and carry out activities of the workers union according to the laws as to maintain the legal rights of the staff, and the Company shall provide the workers union with necessary conditions for its activities.

Article 42

The Company shall allocate an amount equal to two percent (2%) of the total amount of the actual wages of the Company's staff to the workers union for its fund, which shall be used by the workers union of the Company in accordance with the provisions of the Measures of Management of Workers Union Fund of China.


                                  CHAPTER TEN

                       TERM, TERMINATION AND LIQUIDATION

Article 43

The Company shall have a term of fifteen (15) years, commencing from the date of the issue of the business licence of the Company.

Article 44

In case the Company is to, upon expiration, extend its term, the Company shall submit a written application to the original examination and approval authority one hundred and eighty (180) days prior to the expiration and shall, upon approval by such authority, handle the extension formalities with the original registration authority to eventually effect the extension.

Article 45

In case the Company runs into losses, insolvency, the Company shall terminate ahead of schedule its business term. Where termination or expiration occurs, the Company shall carry out liquidation in accordance with the legal procedures, make announcement to the public and handle the cancellation formalities with the original registration authority.

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                                CHAPTER ELEVEN

                             RULES AND REGULATIONS

Article 46

The Company shall adopt the following rules and regulations through the General
Manager:

1.   business operation regulation;

2.   staff rules;

3.   wage and salary regulation;

4.   staff rewards and penalty regulation;

5.   financial affair regulation; and

6.   other necessary rules and regulations.


                                CHAPTER TWELVE

                                   INSURANCE

Article 47

The various insurances of the Company shall be taken with the People's Insurance Company of China, with issues such as coverage, insurance value, insurance term, etc to be decided by the Board of the Directors in view of the provisions of the People's Insurance Company of China.


                               CHAPTER THIRTEEN

                                 GOVERNING LAW

Article 48

The formulation, validity, interpretation, performance and dispute settlement shall be governed by the laws of the People's Republic of China.


                               CHAPTER FOURTEEN

                           SUPPLEMENTARY PROVISIONS

Article 49

These Articles of Association shall be written in Chinese.

Article 50

Any amendment to these Articles of Association shall be, upon consent of Asiainfo Holdings Inc., subject to the approval of the original examination and approval authority.

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Article 51

These Articles of Association shall come into effect upon approval by the relevant examination and approval authority of the Chinese government.

Article 52

These Articles of Association are signed on [     ] in Beijing, China.



Dated: 03/05/1998



ASIAINFO HOLDINGS, INC.




Name: Louis Lau (signature)


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